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                                                                   EXHIBIT 10.11


                                WP HOLDING, INC.
                              EMPLOYMENT AGREEMENT


        WP Holding Inc., referred to as EMPLOYER or Company, and Michael Mooradian, referred to as EMPLOYEE, do this 17th day of April, 1999, for and in consideration of the mutual covenants contained herein, the adequacy and sufficiency of which is hereby acknowledged, agree as follows:

1. Title. EMPLOYEE is engaged to act as Vice President of Sales for WP Holding, Inc. (Company) beginning May 3, 1999. EMPLOYEE shall report to EMPLOYER'S Chief Executive Officer.

2. Compensation. EMPLOYEE's compensation will be comprised of three (3) parts:

        a. BASE SALARY. As compensation for EMPLOYEE's services herein, EMPLOYEE shall receive an annual base salary at the rate of $150,000 per annum. Said salaried rate shall be paid semi-monthly or in consistent compliance with the WP Holding, Inc. salary compensation policy.

        b. INCENTIVE BONUS. As additional compensation, EMPLOYEE shall be paid an incentive bonus, based upon achieving Company quarterly sales revenue goals. The incentive bonus program shall include the elements outlined in Exhibit A to this Agreement, with full details and documentation of the plan to be developed jointly by EMPLOYEE and the Company's CEO. The annual target amount paid under the Incentive Bonus for achieving various internal sales goals shall be a maximum of $150,000 as described in Exhibit A.

        c. EQUITY. EMPLOYER will grant EMPLOYEE Stock Options to purchase approximately 650,000 shares of common stock, at fair market value on the date of the grant (which shall be the earlier of the date of hire or the date of plan established; fair market value shall be subject to approval by the Company's Board of Directors). These options shall represent approximately 1.42% of the fully diluted capital structure of the Company after completion of its proposed $8.0 million financing. The options shall be issued pursuant to the employee stock option plan which shall be documented in a formal grant letter or option agreement under such plan, so long as the other conditions pursuant to such stock option plan are met by EMPLOYEE. EMPLOYER represents that Stock Option plan will have a vesting schedule of 4 years (with semi-annual vesting) and a strike price of no greater than $0.66 per share.

        d.      BENEFITS.  As additional compensation, EMPLOYEE shall be
                permitted to participate in the various group benefit plans as
                EMPLOYER may from time to time adopt to the same extent other employees of EMPLOYER of similar position within the Company may participate. Such benefit plans include health insurance,
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               dental insurance, 401K plan, which may be modified from time to time. All plans are subject to income limitations and restrictions, and any other limitations or restrictions based upon EMPLOYEE's particular circumstances, imposed by state, federal or local statute or regulation for participation in such plans. Vacation of three (3) weeks per year shall be permitted, with caryover of up to one week permitted with prior approval of CEO.

     4. Severance. If EMPLOYEE is terminated "Without Cause", EMPLOYEE shall receive as severance, paid in accordance with Company's payroll schedule, six months Base Salary and continued participation in the Company's insurance plans. EMPLOYEE shall be eligible to participate in insurance plans under COBRA or other similar program which may be applicable at that time. "Without Cause" shall be interpreted as any reason, including general performance, but shall not include willful misconduct, fraud, gross negligence, or unlawful conduct in the course of carrying out business responsibilities.

     5. Confidentiality. EMPLOYER may from time to time during the course of EMPLOYEES service reveal certain confidential/trade secret or proprietary information to EMPLOYEE. EMPLOYEE shall not, in any case, reveal any confidential/trade secret or proprietary information to any other parties either during his employment or for a period of one year following termination.

     6. Full Time Employment. EMPLOYEE agrees that the duties herein shall be full time. EMPLOYEE shall not engage in other business ventures, activities, or investments in direct competitors which may be determined by EMPLOYER to materially affect EMPLOYEE'S ability to complete his responsibilities, without the prior approval of EMPLOYER. This provision shall not preclude EMPLOYEE from making personal investments in stocks, bonds, and other instruments which are not competitive with the Company's line of business.

     7. Intellectual Property of Employer. EMPLOYEE agrees to promptly disclose to EMPLOYER any inventions or processes discovered by the EMPLOYEE which are made at the behest or in connection with the duties of EMPLOYEE, or which are reasonably related to the business of EMPLOYER during the term of employment, and hereby assigns any and all rights in said inventions or processes to EMPLOYER.

     8. Execution of Documents. EMPLOYEE shall execute any documents reasonably requested by EMPLOYER for patents or other legal steps which EMPLOYER may desire to take to perfect its rights in any inventions.

     9. At-Will Employee. This agreement clarifies certain rights and duties of EMPLOYER and EMPLOYEE. This agreement may be terminated at any time by EMPLOYER, in EMPLOYER's sole discretion. EMPLOYEE recognizes he is employed as an "at-will" employee and that this agreement may be terminated at any time and at EMPLOYEE's sole discretion. Notwithstanding EMPLOYEE'S at-will status, EMPLOYER will pay severance as herein defined upon termination.


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10.     Non-Competition Provision.  EMPLOYEE agrees to refrain from accepting employment, for a period of one year, after termination of this agreement, from any employer which is deemed to be in competition with the Company.

11. Corporate Opportunities. EMPLOYEE agrees that any and all corporate opportunities developed EMPLOYEE during his employment by EMPLOYER are deemed confidential information and are the property of EMPLOYER, and shall be relinquished to employer immediately upon termination.

12. Return of Employer Property. Upon termination of employment or otherwise as requested by EMPLOYER, EMPLOYEE shall immediately return all materials belonging to EMPLOYER.

13. Arbitration. Any disputes under this agreement, including those relating to non-competition shall be submitted to arbitration with a single arbitrator under the rules of the American Arbitration Association. Any ruling made by the arbitrators shall be final and may be entered as a judgment in any court of competent jurisdiction.

14. Non-Solicitation of Customers. During employment and for a period of one year after termination, EMPLOYEE shall not solicit any customer of EMPLOYER, including any past customers of the EMPLOYER who have done business with the EMPLOYER during the prior one year, to purchase any product or service which could be supplied by the EMPLOYER.

15. Non-Solicitation of Employees. EMPLOYEE shall not solicit any employees of the EMPLOYER for hire to any other employer, to perform any act in contravention of this Agreement, or to terminate their employment with the EMPLOYER for a period of one year following termination.

16. Non-Interference. EMPLOYEE shall not take any action to harm the EMPLOYER or its products and shall not take any action, at any time, which is designed to hamper the productivity of the EMPLOYER.

17. Injunctive Relief for Employer. In the event of a breach or threatened breach of this Agreement by EMPLOYEE, the EMPLOYER shall be entitled, in addition to any other relief provided at law or equity, an injunction restraining EMPLOYEE from disclosing confidential information, or soliciting customers or employees.

Agreed to and accepted on this the 17th day of April, 1999.



/s/ DAVID M. TOLMIE                       /s/ MICHAEL MOORADIAN
------------------------                  ----------------------------
WP Holding, Inc.                          Michael Mooradian
David M. Tolmie, CEO

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                                   EXHIBIT A
                   OUTLINE OF TERMS FOR INCENTIVE BONUS PLAN

As agreed in the Employment Agreement, Michael Mooradian and David Tolmie, CEO, will jointly develop the detailed plan and budget which shall comprise EMPLOYEE'S Incentive Bonus Plan. EMPLOYEE and EMPLOYER agree that the Plan shall include, but not be limited to, the following elements:

     - EMPLOYEE shall receive Incentive Bonus for meeting quarterly sales revenue budgets. These budgets shall be set to be 25% greater than the Company's financial plan reported to analysts and investors.

     - EMPLOYEE may be eligible for an additional bonus if Sales Force Targets are substantially exceeded, as may be determined and approved by EMPLOYER'S Board of Directors in its sole discretion.

     - Incentive Bonus earned shall be determined on a sliding scale which shall be mutually agreeable to EMPLOYEE and EMPLOYER. Unless otherwise agreed to, the scales shall be as follows:

            % of Sales Budget Achieved       % of Quarterly Bonus Earned
            --------------------------       ---------------------------
                     100%-                                100%
                    90-99%                                 80%
                    85-89%                                 65%
                    80-84%                                 50%
                    70-79%                                 20%
                    60-69%                                 10%

     - Incentive Bonus shall be earned quarterly (with each Quarter weighed equally as one-fourth of the Annual Incentive Bonus) and paid at the conclusion of each of the Company's fiscal quarters and final quarterly internal accounting for quarterly sales revenues.

     - Sales revenue targets may be adjusted by EMPLOYER to reasonably account for revenues associated with acquisitions made by the Company and for mix of sales by product type which reflect the Company's strategic emphasis. (For example, a minimum mix of permission email sales revenues as a percentage of total sales shall be established, consistent with the Company's financial plan).

     - EMPLOYEE understands that his responsibility as Vice President Sales includes
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        using all reasonable efforts to achieve EMPLOYER'S objectives. Although the Incentive Bonus Plan is tied to meeting sales revenue targets, EMPLOYER'S expectations for EMPLOYEE also include the following: operating within approved budget guidelines; building effective sales management, personnel and sales systems for inside and field sales; and working to achieve a positive morale within the sales team and with other executives and employees of the Company.